PRICING SUPPLEMENT NUMBER 12                                   Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                    424(b)(2) and 424(c)
CUSIP 71345L EA-2                                             File No. 33-64243

                                  $250,000,000



                                 PEPSICO, INC.


                    5.75% DEBT SECURITIES DUE JANUARY 1, 2003
                          Interest Payable Semiannually
                               -----------------------


     Type of Securities:                  Fixed Rate Debt Securities
     Underwriters:                        Credit Suisse First Boston
                                          UBS Securities LLC

     Initial Offering Price:              99.576%

     Underwriter's Discount:              0.256%

     Currency:                            U. S. Dollars

     Date of Issue:                       January 8, 1998

     Issuance form:                       Book entry

     Scheduled Maturity Date:             January 1, 2003

     Interest Rate:                       5.75% per annum

     Day count basis:                     30/360

     Interest Accrual Date:               January 8,  1998,  or the most  recent
                                          date for which  interest   has  been
                                          paid or provided for, as  the case may
                                          be. Interest will accrue from each
                                          Interest Accrual Date to but excluding
                                          the next succeeding Interest Payment
                                          Date.

     Interest Payment Dates:              Semiannually on each July 1 and
                                          January 1, commencing July 1, 1998
                                          and ending on the Scheduled Maturity
                                          Date

     Principal Payment Date:              Scheduled Maturity Date

     Business Days:                       New York

     Calculation Agent:                   PepsiCo, Inc.

     Optional Redemption Dates:           Not applicable

     Option to elect prepayment:          None

     Sinking fund:                        Not applicable

     Settlement Date:                     January 8, 1998

     Minimum Denomination:                $10,000.00

The 5.75% Debt Securities Due January 1, 2003 (the "Debt Securities") will be purchased by the Underwriters, severally and not jointly, at 99.320% of their principal amount, and will be offered to the public at 99.576% of their principal amount (the "Initial Offering Price"). The Underwriters have advised PepsiCo that they intend to offer all or part of the Debt Securities directly to the public initially at the Initial Offering Price of such Debt Securities. After the Debt Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

For U.S. federal income tax purposes, the Debt Securities will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.

The Underwriters and certain of their affiliates have provided financial and commercial banking services for PepsiCo from time to time, in the ordinary course of business.


      ------------------------------                 ---------------------------

        CREDIT SUISSE FIRST BOSTON                         UBS SECURITIES

     -------------------------------                 ---------------------------


January 5, 1998